Exhibit 99.1

Neogen Announces Second-Quarter 2024 Results

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Revenue of $229.6 million.
•
Net loss of $3.5 million; $(0.02) per diluted share.
•
Adjusted Net Income of $24.9 million; $0.11 per diluted share.
•
Adjusted EBITDA of $55.1 million, at a margin of 24.0%.
•
Updating full-year outlook.

LANSING, Mich., January 9, 2024 – Neogen Corporation (NASDAQ: NEOG) announced today the results of the second quarter ended November 30, 2023.

“This is an exciting time on the journey of integrating the former 3M Food Safety business, as we have made notable recent progress and are approaching several additional milestones,” said John Adent, Neogen’s President and Chief Executive Officer. “We initiated the exit of our transition services agreements, successfully completed the initial phases of the integration of two additional product lines and remain on track to exit all transition agreements outside of Petrifilm manufacturing, where supply has remained stable. Beyond the integration progress, our results for the quarter were in line with the expectations we communicated. In our Food Safety segment, order flows have remained stable, with underlying demand reflective of a core growth rate in the low to mid-single-digit range, absent the elevated backlog of open orders. Importantly, we saw solid core growth in Petrifilm, including an acceleration of growth in Asia from the first quarter. In our Animal Safety segment, destocking by distributors continued, but at a moderating rate compared to the first quarter."

Adent continued, “Despite the macro environment remaining challenging, we, encouragingly, are seeing our end markets beginning to show signs of improvement. In Food Safety, inflation appears to be easing and a continuation of this trend is generally expected to result in food production volumes inflecting. In Animal Safety, the destocking has begun to ease as distributor inventories are right-sized. With the greater visibility afforded to us by the first half of the year, however, we believe our end markets are improving at a pace slower than what was originally contemplated in our guidance and we are accordingly updating our outlook. With signs that the most significant external headwinds are stabilizing, we are focused on the value-creation opportunity we believe is ahead of us as we make continued progress on the integration and positioning the business for long-term growth.”

Financial and Business Highlights

Revenues for the second quarter were $229.6 million, a decrease of 0.2% compared to $230.0 million in the prior year. Core revenue, which excludes the impacts of foreign currency translation, as well as acquisitions completed and product lines discontinued in the last 12 months, declined 0.9%. Acquisitions and discontinued product lines contributed 0.2% to revenue growth, while foreign currency added 0.5%.

Net loss for the second quarter was $3.5 million, or $(0.02) per diluted share, compared to a net loss of $41.8 million, or ($0.19) per diluted share, in the prior-year period. The lower net loss was driven primarily by higher transaction fees and integration costs in the prior year, and benefits from product mix, with higher sales of higher margin products. Adjusted Net Income was $24.9 million, or $0.11 per diluted share, compared to $31.4 million, or $0.15 per diluted share, in the prior-year period. Lower Adjusted EBITDA drove the decrease in Adjusted Net Income. On a per-share basis, Adjusted Net Income was lower by $0.04 in the second quarter compared to the prior-year period.

Gross margin was 50.9% in the second quarter of fiscal 2024. This compares to a gross margin of 48.9% in the same quarter a year ago, with the increase primarily due to favorable impact from product mix.

Second-quarter Adjusted EBITDA was $55.1 million, representing an Adjusted EBITDA Margin of 24.0%, compared to $64.1 million and a margin of 27.8% in the prior-year period, when operating expenses had not yet been fully added to accommodate the increased size of the Company following the completion of the 3M Food Safety merger.

Food Safety Segment

Revenues for the Food Safety segment were $164.4 million in the second quarter, an increase of 1.9% compared to $161.3 million in the prior year, consisting of 0.7% core growth, 0.3% from acquisitions and discontinued product lines and a foreign currency benefit of 0.9%. This core revenue growth was led by the Bacterial & General Sanitation product category, which benefited from new business wins in and increased distributor orders for the Company’s pathogen detection products. Within the Indicator Testing, Culture Media & Other product category, solid growth in Petrifilm and food quality and nutritional analysis sales was offset by a decline in culture media sales, due primarily to a large, one-time order in the prior-year period. In the Company’s Natural Toxins & Allergens product category, growth in allergen test kits was offset by a decline in natural toxin test kits, largely the result of shipment delays.

Animal Safety Segment

Revenues for the Animal Safety segment were $65.2 million in the second quarter, a decrease of 5.0% compared to $68.7 million in the prior year, consisting of a 4.7% core revenue decline, a 0.2% headwind from discontinued product lines and negative foreign currency impact of 0.1%. Within the segment, core growth was led by the Life Sciences product category, a result of increased demand for substrates, and the Veterinary Instruments & Disposables product category, driven by higher sales of detectable needles and syringes. This growth was offset by a decline in the domestic Genomics business, driven primarily by the attrition of a customer as the Company continues to shift its primary strategic focus towards genetic testing for larger production animals. The Animal Care & Other product category also experienced a core revenue decline due largely to lower sales of small-animal supplements and wound-care products.

On a global basis, the Company’s Genomics business experienced a core revenue decline in the mid-single-digit range, with increased sales in international beef markets offset by the customer attrition in the U.S., a result of the aforementioned strategic shift in focus.

Liquidity and Capital Resources

As of November 30, 2023, the Company had total cash and investments of $230.3 million and total outstanding non-current debt of $900.0 million, as well as committed borrowing headroom of $150.0 million.

Fiscal Year 2024 Outlook

Taking into account year-to-date results and increased visibility into the second half of the year, the Company believes improvements in its primary end markets are likely to happen at a slower pace than originally anticipated. As a result of this view, as well as incremental headwinds related to the strategic shift in focus of the Genomics business, the Company is updating its full-year outlook and now expects revenue to be in the range of $935 million to $955 million, with Adjusted EBITDA in the range of $230 million to $240 million. The Company continues to expect capital expenditures to be approximately $130 million, including approximately $100 million related specifically to the integration of the former 3M Food Safety Division.

Conference Call and Webcast

Neogen Corporation will host a conference call today at 8:00 a.m. Eastern Time to discuss the Company’s financial results. The live webcast of the conference call and accompanying presentation materials can be accessed through Neogen’s website at neogen.com/investor-relations. For those unable to access the webcast, the conference call can be accessed by dialing (844) 757-5681 (U.S.) or +1 (412) 317-5297 (International) and requesting the Neogen Corporation Second Quarter FY24 Earnings Call (Conference ID: 10184962). A replay of the conference call and webcast will be available shortly following the conclusion of the call, and can be accessed domestically or internationally by dialing (877) 344-7529 or +1 (412) 317-0088, respectively, and providing the entry code 9249224, or through Neogen’s Investor Relations website at neogen.com/investor-relations.

About Neogen

Neogen is committed to fueling a brighter future for global food security through the advancement of human and animal well-being. Harnessing the power of science and technology, Neogen Corporation has developed comprehensive solutions spanning the Food Safety, Livestock and Pet Health & Wellness markets. A world leader in these fields, Neogen has a presence in over 140 countries with a dedicated network of scientists and technical experts focused on delivering optimized products and technology for its customers.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the company’s most recently filed Form 10-K.

NEOGEN CORPORATION

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except for share and per share amounts)

	Three Months Ended November 30,		Six Months Ended November 30,
	2023	2022	2023	2022
Revenue
Food Safety	$164,403	$161,343	$330,681	$225,986
Animal Safety	65,226	68,690	127,935	136,396
Total revenue	229,629	230,033	458,616	362,382
Cost of revenues	112,855	117,494	225,081	187,573
Gross profit	116,774	112,539	233,535	174,809
Operating expenses
Sales & marketing	44,832	36,348	90,615	59,731
Administrative	51,721	77,001	96,842	104,945
Research & development	5,756	6,846	12,478	11,727
Total operating expenses	102,309	120,195	199,935	176,403
Operating income (loss)	14,465	(7,656)	33,600	(1,594)
Other expense	(18,212)	(26,435)	(35,684)	(25,838)
Loss before tax	(3,747)	(34,091)	(2,084)	(27,432)
Income tax	(260)	7,750	(100)	9,200
Net loss	$(3,487)	$(41,841)	$(1,984)	$(36,632)
Net loss per diluted share	$(0.02)	$(0.19)	$(0.01)	$(0.23)
Shares to calculate per share amount	216,410,493	216,134,350	216,359,511	161,689,929

NEOGEN CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEET

(In thousands, except share amounts)

	November 30, 2023	May 31, 2023
Assets
Current Assets
Cash and cash equivalents	$205,765	$163,240
Marketable securities	24,501	82,329
Accounts receivable, net of allowance of $3,403 and $2,827	150,498	153,253
Inventories, net	160,529	133,812
Prepaid expenses and other current assets	83,080	53,297
Total Current Assets	624,373	585,931
Net Property and Equipment	244,300	198,749
Other Assets
Right of use assets	15,015	11,933
Goodwill	2,137,983	2,137,496
Intangible assets, net	1,564,744	1,605,103
Other non-current assets	16,000	15,220
Total Assets	$4,602,415	$4,554,432
Liabilities and Stockholders’ Equity
Current Liabilities
Current portion of finance lease	$2,569	$-
Accounts payable	112,184	76,669
Accrued compensation	15,642	25,153
Income tax payable	10,217	6,951
Accrued interest	10,985	11,149
Deferred revenue	4,679	4,616
Other accruals	20,336	20,934
Total Current Liabilities	176,612	145,472
Deferred Income Tax Liability	355,005	353,427
Non-current debt	886,915	885,439
Other non-current liabilities	36,316	35,877
Total Liabilities	1,454,848	1,420,215
Commitments and Contingencies
Equity
Preferred stock, $1.00 par value, 100,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.16 par value, 315,000,000 shares authorized, 216,520,296 and 216,245,501 shares issued and outstanding at November 30, 2023, and May 31, 2023, respectively	34,644	34,599
Additional paid-in capital	2,574,994	2,567,828
Accumulated other comprehensive loss	(25,128)	(33,251)
Retained earnings	563,057	565,041
Total Stockholders’ Equity	3,147,567	3,134,217
Total Liabilities and Stockholders’ Equity	$4,602,415	$4,554,432

NEOGEN CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended November 30,
	2023	2022
Cash Flows From (For) Operating Activities
Net loss	$(1,984)	$(36,632)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	58,203	32,467
Deferred income taxes	1,178	(1,983)
Share-based compensation	6,150	4,499
Loss (gain) on disposal of property and equipment	754	(456)
Amortization of debt issuance costs	1,720	999
Change in operating assets and liabilities, net of business acquisitions:
Accounts receivable, net	3,633	(44,452)
Inventories, net	(25,929)	6,478
Prepaid expenses and other current assets	(29,896)	(37,833)
Accounts payable and accrued liabilities	34,950	24,103
Interest expense accrual	(164)	13,974
Change in other assets and liabilities	(9,892)	5,967
Net Cash From (For) Operating Activities	38,723	(32,869)
Cash Flows From Investing Activities
Purchases of property, equipment and other non-current intangible assets	(55,046)	(25,102)
Proceeds from the maturities of marketable securities	57,828	172,763
Purchases of marketable securities	—	(12,523)
Business acquisitions, net of working capital adjustments and cash acquired	—	38,896
Proceeds from the sale of property and equipment and other	70	606
Net Cash From Investing Activities	2,852	174,640
Cash Flows From (For) Financing Activities
Exercise of stock options and issuance of employee stock purchase plan shares	1,141	920
Repayment of debt	—	(60,000)
Debt issuance costs paid and other	(389)	(19,276)
Net Cash From (For) Financing Activities	752	(78,356)
Effect of Foreign Exchange Rates on Cash	198	(7,888)
Net Increase In Cash and Cash Equivalents	42,525	55,527
Cash and Cash Equivalents, Beginning of Period	163,240	44,473
Cash and Cash Equivalents, End of Period	$205,765	$100,000

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, which management believes are useful to investors, securities analysts and other interested parties. Management uses Adjusted EBITDA as a key profitability measure. This is a non-GAAP measure that represents EBITDA before certain items that impact comparison of the performance of our business, either period-over-period or with other businesses. Adjusted EBITDA Margin is Adjusted EBITDA for a particular period expressed as a percentage of revenues for that period.

Management uses Adjusted Net Income as an additional measure of profitability. Adjusted Net Income is a non-GAAP measure that represents net income before certain items that impact comparison of the performance of our business, either period-over-period or with other businesses.

Core revenue growth is a non-GAAP measure that represents net sales for the period excluding the effects of foreign currency translation rates and the first-year impacts of acquisitions and discontinued product lines, where applicable. Core revenue growth is presented to allow for a meaningful comparison of year-over-year performance without the volatility caused by foreign currency translation rates, or the incomparability that would be caused by the impact of an acquisition, disposal or product line discontinuation.

These non-GAAP financial measures should be considered only as supplemental to, and not as superior to, financial measures prepared in accordance with GAAP. Please see below for a reconciliation of historical non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP.

NEOGEN CORPORATION

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(In thousands, except for percentages)

	Three Months Ended November 30,		Six Months Ended November 30,
	2023	2022	2023	2022
Net loss	$(3,487)	$(41,841)	$(1,984)	$(36,632)
Provision for income taxes	(260)	7,750	(100)	9,200
Depreciation and amortization	29,469	26,738	58,203	32,467
Interest expense, net	16,169	19,992	32,835	19,024
EBITDA	$41,891	$12,639	$88,954	$24,059
Share-based compensation	3,512	2,632	6,150	4,499
FX transaction loss on loan and other revaluation (1)	1,002	5,789	712	5,789
Certain transaction fees and integration costs	4,688	39,132	6,639	52,864
Restructuring (2)	1,856	—	2,415	—
Contingent consideration adjustments	150	—	450	—
ERP expense (3)	2,075	—	2,203	—
Discontinued product line expense	—	—	20	—
Recovery on sale of minority interest	(74)	—	(74)	—
Inventory step-up charge	—	3,859	—	3,859
Adjusted EBITDA	$55,100	$64,051	$107,469	$91,070
Adjusted EBITDA margin (% of sales)	24.0%	27.8%	23.4%	25.1%

(1)
Net foreign currency transaction loss associated with the revaluation of non-functional currency intercompany loans established in connection with the 3M Food Safety transaction and other non-hedged foreign currency revaluation resulting from 3M agreements.
(2)
Primarily relates to costs associated with consolidation of U.S. genomics labs.
(3)
Non-capitalizable expenses related to ERP implementation.

NEOGEN CORPORATION

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(In thousands, except for per share)

	Three Months Ended November 30,		Six Months Ended November 30,
	2023	2022	2023	2022
Net loss	$(3,487)	$(41,841)	$(1,984)	$(36,632)
Amort of acquisition-related intangibles	23,094	22,116	46,419	23,957
Share-based compensation	3,512	2,632	6,150	4,499
FX transaction loss on loan and other revaluation (1)	1,002	5,789	712	5,789
Certain transaction fees and integration costs	4,688	39,132	6,639	52,864
Restructuring (2)	1,856	—	2,415	—
Contingent consideration adjustments	150	—	450	—
ERP expense (3)	2,075	—	2,203	—
Discontinued product line expense	—	—	20	—
Recovery on sale of minority interest	(74)	—	(74)	—
Inventory step-up charge	—	3,859	—	3,859
Other adjustments (4)	—	4,350	—	4,350
Estimated tax effect of above adjustments (5)	(7,953)	(4,676)	(14,400)	(9,769)
Adjusted Net Income	$24,863	$31,361	$48,550	$48,917
Adjusted Earnings per Share	$0.11	$0.15	$0.22	$0.30

(1)
Net foreign currency transaction loss associated with the revaluation of non-functional currency intercompany loans established in connection with the 3M Food Safety transaction and other non-hedged foreign currency revaluation resulting from 3M agreements.
(2)
Primarily relates to costs associated with consolidation of U.S. genomics labs.
(3)
Non-capitalizable expenses related to ERP implementation.
(4)
Income tax expense associated with transaction costs that were recognized as expenses in prior periods.
(5)
Tax effect of adjustments is calculated using projected effective tax rates for each applicable item.

Source: Neogen Corporation

Contact

Bill Waelke

(517) 372-9200

ir@neogen.com